EXHIBIT 99.1

FDA Accepts ISTA Pharmaceuticals’ New Drug

Application for Xibrom(TM)

IRVINE, Calif., July 26, 2004 — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that the U.S. Food & Drug Administration has accepted for filing and review ISTA’s New Drug Application (NDA) for Xibrom(TM) (bromfenac sodium ophthalmic solution) 0.1%. A topical, twice-daily, non-steroidal anti-inflammatory solution, Xibrom is initially being developed for the treatment of ocular inflammation, eye pain and photophobia following cataract surgery. As previously announced, ISTA submitted the NDA for Xibrom(TM) in May 2004.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA stated, “This is an important step in the FDA’s review of Xibrom, and we look forward to working closely with the agency. Pending the FDA’s final review and approval, Xibrom could become our third product to enter the market, further establishing our key position in the ophthalmology sector.”

ABOUT XIBROM

Xibrom(TM) (bromfenac sodium ophthalmic solution) 0.1% is a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation, eye pain and photophobia following cataract surgery. Senju Pharmaceuticals Co. Ltd. has marketed this product in Japan since 2000. ISTA acquired U.S. marketing rights for Xibrom in May 2002 under a license from Senju. ISTA completed two pivotal Phase III clinical studies of Xibrom in the United States. In these studies involving 527 patients, a statistically significant proportion of patients treated with Xibrom achieved treatment success, defined as the complete absence of ocular inflammation, compared to those patients who received placebo.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. ISTA is currently preparing to launch its first two products approved by the FDA, which are Vitrase® for use as a spreading agent, and Istalol™, for the treatment of glaucoma. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by developing or acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: risks and uncertainties related to the timing or outcome of ISTA’s product development efforts and the FDA or other regulatory agency approval or actions; uncertainties and risks related to the development of ISTA’s manufacturing, sales, marketing and distribution capabilities; uncertainties and risks regarding the timely performance by ISTA’s partners of their respective obligations under existing agreements; uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; risks related to the availability of finished products and raw materials from third party sources in sufficient quantities and on commercially reasonable terms; the scope, validity and enforceability of ISTA’s patents and the impact of patents and other intellectual property rights held by third parties; risks related to product liability claims; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004.

SOURCE ISTA Pharmaceuticals, Inc.

CONTACT: Vince Anido, +1-949-788-5311,

vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302,

lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Media -

Justin Jackson, jjackson@burnsmc.com, Investors - Lisa Burns or

Aline Schimmel, aschimmel@burnsmc.com, all of Burns

McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc.